Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No: 333-174968

June 17, 2011

June 17, 2011

Re:	CarMax Auto Owner Trust 2011-1 Notes

To whom it may concern:

Following your purchase of the above-referenced Notes, we discovered that the registration statement filed with the Securities and Exchange Commission covering the offer and sale of the Notes had expired. To address this compliance issue, we have filed a new registration statement with the SEC. Once the registration statement is effective, we will be offering to rescind our sale of the Notes to you. We will offer to repurchase your Notes by refunding your purchase price plus any accrued and unpaid interest earned on the Notes from the date you purchased the Notes until the date the Notes are repurchased by us, less any principal amounts we have already paid you.

Under the rescission offer, you will have the choice of retaining the Notes you purchased, or selling them back to us. Please note that, regardless of what choice you make, your Notes currently are, and will remain, unrestricted securities, meaning they are not “restricted securities” under the federal securities laws and are freely tradeable by you (unless you are one of our affiliates). In addition, if you do not accept our rescission offer, your Notes, upon the completion of the offer, will be deemed to have been offered and sold under a registration statement and will remain unrestricted securities.

Although the newly filed registration statement has not yet been declared effective by the SEC, we have attached the preliminary prospectus included in the registration statement that we intend to use for the rescission offer. I encourage you to carefully review this document, particularly the “Questions and Answers About the Rescission Offer” section, as well as the other documents we file with the SEC for the offer.

I apologize for any inconvenience that this matter may cause you. We value your investment in CarMax’s securitization program and appreciate your continued support. If you have questions about this letter or the offer generally, you may contact Stefan Victory at Wells Fargo Bank, N.A., our tender agent, by telephone at (770) 551-5117 or by email at Stefan.Victory@wellsfargo.com.

Best regards,

/s/ Thomas W. Reedy

Thomas W. Reedy

Senior Vice President and Treasurer

CarMax Auto Funding LLC

CarMax Auto Funding LLC has filed a registration statement (including a prospectus) with the SEC for the rescission offer to which this communication relates. Before you make an investment decision, you should read the prospectus in that registration statement and other documents CarMax Auto Funding has filed with the SEC for more complete information about CarMax Auto Funding and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we will arrange to send you the prospectus if you request it by contacting Wells Fargo Bank at (770) 551-5117 or emailing Stefan.Victory@wellsfargo.com.